Exhibit 99.1

November 2021 Third Quarter 2021 Investor Presentation (NASDAQ: AFIN)

Q3 2021 QUARTERLY HIGHLIGHTS

American Finance Trust
The Necessity Retail REIT®



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Improved Financial Performance

- Year over year, AFIN's financial performance[1] continues to increase:
  - ✓ Revenue from tenants of $91.9 million vs. $78.5 million.
  - ✓ AFFO per Share of $0.30 vs. $0.23.
  - ✓ Cash NOI of $75.7 million vs. $54.9 million.
- Collected 99% of third quarter Original Cash Rent[2] due across the portfolio, including 100% collected from the multi-tenant portfolio.



Enhanced Balance Sheet

- In the beginning of the fourth quarter, AFIN completed an inaugural offering of $500 million senior unsecured notes and a recast of its credit facility. The notes have a coupon rate of 4.50% and mature in seven years.
- Year over year, Net Debt[2] to Adjusted EBITDA[1] improved from 8.1x to 6.8x as management continues to focus on its deleveraging initiative[3] and target an investment grade quality balance sheet.
- Ample Liquidity[2] of $407 million to support future acquisition capacity and financial flexibility.



Robust Acquisition Program[4]

- Total year-to-date closed and pipeline acquisitions of $225 million with a weighted average Cash Cap Rate of 7.9% and a weighted average Cap Rate[1] of 8.4%.
- Acquired 56 properties through Q3'21 for $150 million at a 7.6% Cash Cap Rate[2].
- Completed a 13-property sale leaseback transaction with a leading car wash operator for $66 million at a 7.5% weighted Cap Rate.
- Pipeline of 18 properties acquired or to be acquired for $75 million at an 8.4% Cash Cap Rate.



Increasing Leasing Activity[5]

- Multi-tenant Executed Occupancy[2] plus Leasing Pipeline[2] to add over 141,000 SF and increase Occupancy[2] to 89.9% from 87.9% at Q3'21 quarter end, if signed letters of intent lead to definitive agreements, which is not assured.
- Completed 86 multi-tenant lease renewals year-to-date that total nearly 938,000 SF with a weighted average renewal lease term of 5 years.
- Since Q4'20, AFIN increased occupied square footage by 232,000, increasing multi-tenant occupancy by over 3%.

$4.2 billion portfolio comprised of mostly Investment Grade rated tenants and leases to high-quality Necessity-Based[2] retail tenants with a diversified and supportive capital structure

1) Includes $10.4 million of revenue recognized from of a one-time lease termination fee recorded in the third quarter of 2021 and received in the fourth quarter of 2021. Refer to slides 27 and 28 for a full description of accounting treatment and Non-GAAP reconciliations. The lease termination payment received was for a 12-property portfolio formerly leased to Truist and comprised of approximately 80% of the expected future rents due, and $50k per property as a maintenance fee. Subsequent to quarter end, AFIN executed five PSAs and three LOIs to sell 8 of the 12 properties for $7.5 million, resulting in $5.1 million in net proceeds in addition to the $6.7 million received in the termination agreement.
2) See appendix for a full description of capitalized terms and Non-GAAP reconciliations.
3) Refer to slide 19 for additional information.
4) Refer to slide 8 for additional information.
5) Refer to slides 13 and 14 for additional information. Includes 68,000 square feet of leased space adjacent to one of our multi-tenant assets acquired in Q3'21.

American Finance Trust, Inc. 2

COMPANY HIGHLIGHTS Service - Oriented Retail Focus Portfolio of 71% Service Retail or e - commerce defensive retail tenants that are more resilient to e - commerce than Traditional Retail (1) High Portfolio Occupancy Portfolio Occupancy of 93% at quarter end is expected to grow to 94% as 122,000 SF of executed multi - tenant space commences in Q4’21 and Q1’22 Best - in - Class Portfolio 66% of top 20 tenants are actual or implied Investment Grade (1) Rated and are 66% Service Retail (1) or e - commerce focused Strong Balance Sheet Liquidity of $407 million, Net Debt to Adjusted EBITDA of 6.8x and weighted average debt maturity of 5.0 years Robust Acquisition Program (2) Total year - to - date closed and pipeline acquisitions of $225 million with a Cash Cap Rate of 7.9% and a weighted average Cap Rate of 8.4% Substantial Rent Collection Received 99% of third quarter Original Cash Rent across the portfolio, including 100% from the multi - tenant portfolio 1) See Definitions in the appendix for a full description. 2) See slide 8 for additional information. 3 American Finance Trust, Inc.

American Finance Trust
The Necessity Retail REIT®

DEMONSTRATED ACHIEVEMENTS OVER THE LAST FOUR QUARTERS

Over the past 12 months, AFIN proactively managed its capital structure, enhanced its portfolio of Necessity-Based retail tenants, and swiftly navigated the COVID-19 environment

Key Achievements Over The Last Four Quarters

Enhanced Financial Performance[1]

- ✓ Year-over-year, AFIN increased its financial performance through:
  - +17% Revenue, +38% Cash NOI and +41% AFFO
- ✓ Obtained a corporate credit rating and issued $500 million of BB+ rated senior unsecured bonds
- ✓ Reduced Net Debt / Adjusted EBITDA from 8.1x to 6.8x
- ✓ Improved weighed average debt maturity and interest rate from 5.0 years and 3.8% to 5.0 years and 3.6%, respectively

Continued Portfolio Growth and Improvement

- ✓ Acquired 56 properties year-to-date for $150 million at a 7.6% Cash Cap Rate
  - Pipeline of 18 properties to be acquired for $75 million at an 8.3% Cash Cap Rate
- ✓ Increased top 20 tenant Service Retail percentage to 67% from 58%
- ✓ Maintained long-term lease maturity schedule with a weighted average remaining lease term of 8.7 years vs. 8.8 years

Increased Leasing and Internal Growth

- ✓ Expanded multi-tenant asset management team by adding two dedicated managers
- ✓ Increased multi-tenant Occupancy from 85.9% to 87.9% and developed a Leasing Pipeline that is expected to increase Occupancy to 89.9%
- ✓ Completed 86 multi-tenant lease renewals year-to-date, totaling over 938,000 SF with a weighted average lease term renewal of 5 years
- ✓ Maintained 1.2% weighted average rental increases across the portfolio to combat inflation

Successful Navigation Through COVID-19

- ✓ Maintained near complete Original Cash Rent collection across the portfolio
- ✓ Diligently and proactively communicated with tenants to help them navigate the COVID-19 pandemic and mitigate adverse impacts
- ✓ Resilient, Necessity-Based retail portfolio with no material bankruptcies throughout of the COVID-19 pandemic
- ✓ Increased liquidity and began to cover common stock dividend to ensure financial flexibility

1) For Q3'21, Includes $10.4 million of revenue recognized from of a one-time lease termination fee recorded in the third quarter of 2021 and received in the fourth quarter of 2021. Refer to slide 2 for additional information and slides 27 and 28 for a full description of accounting treatment and Non-GAAP reconciliations.

American Finance Trust, Inc. 4

COMPANY ACHIEVEMENTS SINCE LISTING

American Finance Trust
The Necessity Retail REIT®

$3,457(1)

2018

2018 Highlights

- **Listed:** Listed on the NASDAQ on July 19, 2018
- **Acquisitions:** Acquired 130 properties for a purchase price of $242 million at a 7.1% Cash Cap Rate

2019

2019 Highlights

- **Reduced SunTrust Exposure:** (n/k/a Truist) from 11.2% at the end of 2017 to 7.1% at the end of 2019 at a 5.4% cash cap rate. As of Q3'21, Truist was 5% of annualized straight-line rent
- **ABS Financing:** Completed an inaugural, AAA and A rated, $242 million ABS financing at a weighted average coupon of 4.2%
- **Acquisitions:** Acquired 218 properties for $429 million at a 7.3% Cash Cap Rate

2020

2020 Highlights

- **Covered Dividend:** Began to cover its common stock dividend to ensure financial flexibility throughout the Covid-19 pandemic
- **Successful COVID Results:** Swiftly navigated the pandemic, focusing on rent collection, portfolio stability and financial flexibility
- **CMBS Financing:** Completed a $715 million CMBS financing with an effective interest rate of 3.8% that extended AFIN's weighted average debt maturity by 1.6 years at that time
- **Acquisitions:** Acquired 107 properties for a purchase price of $220 million at a 7.8% Cash Cap Rate

2021

2021 Highlights

- **Leverage Reduction:** Deployed initiative to reduce leverage, lowering Net Debt / Adjusted EBITDA to 6.8x in Q3'21 from 8.3x in Q1'21
- **Inaugural Bond Offering:** Completed an inaugural offering of $500 million senior unsecured notes with a coupon rate of 4.50%
- **Credit Facility Recast:** Completed a corporate credit facility recast and upsize to $815 million with 15 bps margin decrease
- **Increased Occupancy:** Multi-tenant Occupancy increased from 84.7% at the end Q4'20 to 87.9% at the end of Q3'21 and developed an Executed Occupancy and Leasing Pipeline that would further increase Q3'21 Occupancy to 89.9%
- **Acquisitions:** Acquired 56 properties year-to-date for a purchase price of $150 million at a 7.6% Cash Cap Rate

$4,152(2)
Real Estate Investments

1) Real Estate Investments, at cost as of June 30, 2018.
2) Real Estate Investments, at cost as of September 30, 2021.

American Finance Trust, Inc. 5

INAUGURAL $500 MILLION NOTE OFFERING

American Finance Trust
The Necessity Retail REIT®

In the beginning of the fourth quarter, AFIN completed an inaugural offering of $500 million senior unsecured notes, enhancing the Company's capital structure with unsecured debt at what we believe to be favorable terms and obtaining a corporate credit rating

Transaction Highlights

- On October 7, 2021, AFIN completed an inaugural offering of $500 million senior unsecured notes, representing a significant milestone for the Company as it continues to construct an investment-grade style balance sheet. The notes mature on September 30, 2028, have a coupon rate of 4.50% and are rated[1] BB+ by S&P and Fitch
  - **The offering was well oversubscribed, facilitating attractive pricing and an upsize from $400 million to $500 million**
  - **AFIN used the proceeds to repay $186 million of borrowings under the Company's credit facility and $125 million of certain mortgage notes and will use the remaining proceeds for general corporate purposes, including property acquisitions to fund growth**
- In connection with the notes offering, AFIN also amended and restated its credit facility, increasing the total commitments from $540 million to $815 million and extended the maturity from 1.6 years to 4.5 years. AFIN also improved the pricing of its credit facility by 15 basis points as compared to the prior facility
  - **The credit facility also features a $435 million "accordion" feature that would increase total commitments to $1.25 billion, subject to obtaining additional lender commitments and other conditions**
  - **The new facility also includes a condition that would allow AFIN to make a onetime election to switch to a credit rating-based pricing, which would further decrease the applicable interest rate margin. To satisfy this condition, AFIN would need to achieve an investment grade rating from any two of the three major rating agencies (S&P, Moody's, and/or Fitch)**
- AFIN leveraged the Company's long-standing relationship with its banking partners to deliver what it believes to be superior execution and pricing on its inaugural senior unsecured notes offering and credit facility recast

	As of September 30, 2021	Post Notes Issuance and Credit Facility Recast
Notes Credit Rating	N/A	BB+ (S&P & Fitch)[1]
Corporate Credit Rating	N/A	BB+ (Fitch) | BB (S&P)
Weighted Average Debt Maturity	5.0 Years	5.7 Years
% of Debt Maturing After 2024	89.7%	100.0%
% of Debt Unsecured	10.3%	24.9%

1) A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be evaluated independently of any other rating.

American Finance Trust, Inc. 6

BEST-IN-CLASS PORTFOLIO

American Finance Trust
The Necessity Retail REIT®

$4.2 billion net lease portfolio featuring contractually embedded rental income growth from primarily Investment Grade rated tenants

Portfolio Metrics	Q3 2021	Q3 2020
Real Estate Investments, at cost	$4.2 billion	$3.9 billion
Number of Properties	968	885
States (including District of Columbia)	48	47
Square Feet (SF)	20.1 million	19.0 million
Occupancy (%)	93.2%	94.2%
Executed Occupancy[(1)] (%)	93.8%	94.3%
Top 20 Tenants Investment Grade[(2)] (%)	66.4%	70.1%
Annualized Straight Line Rent[(1)] (SLR)	$285 million	$274 million
Weighted Average Remaining Lease Term[(1)]	8.7 Years	8.8 Years
Weighted Average Annual Rent Escalator	1.2%	1.2%

Annualized SLR by Property Type



ST Retail
Distribution
Office
MT Retail
29%
$285 million
52%
7%
11%
Single-Tenant
Multi-Tenant

Annualized SLR by Tenant Industry



39% Other
10%
8%
7%
6%
6%
6%
5%
5%
4%
4%
38 Industries

Gas/Convenience	10%
Healthcare	8%
Retail Banking	7%
Quick Service Restaurant	6%
Pharmaceuticals	6%
Discount Retail	6%
Grocery	5%
Specialty Retail	5%
Home Improvement	4%
Refrigerated Warehousing	4%
All Other	39%

Investment Grade % *(Top 20 Tenants)*



28%
66% IG Rated
6%
66%
Investment Grade Rated
Non-Investment Grade Rated
Not Rated

1) See Definitions in the appendix for a full description.
2) Based on annualized straight-line rent as of the respective quarter end. For Q3 2021, ratings information as of September 30, 2021. AFIN's top 20 tenants were 57% actual Investment Grade rated and 9% implied Investment Grade rated. For Q3 2020, ratings information as of September 30, 2020, and AFIN's top 20 tenants were 58% actual investment grade rated and 11% implied investment grade rated.

American Finance Trust, Inc. 7

2021 ACQUISITION ACTIVITY

American Finance Trust
The Necessity Retail REIT®

Year-to-date, AFIN acquired or has a pipeline for over $225 million of property acquisitions, including the purchase of 56 assets for $150 million at an 8.4% weighted average Cap Rate through Q3'21

($ in millions, square feet in thousands, lease term remaining in years)

Closed Transactions[1]	Property Type	Number of Properties	Square Feet	Purchase Price[2]	Wgt. Avg. Cap Rate[3]	Lease Term Remaining[4]	Closed
National Convenience Distributors	Distribution (4) / Service Retail (1)	5	381	$34.4		20.0	Q1'21
Advanced Auto 2-Pack	Traditional Retail	2	14	$2.5		6.4	Q1'21
Pick N' Save Grocery	Traditional Retail	1	61	$10.2		7.7	Q2'21
Dollar General 17-Pack	Traditional Retail	17	160	$16.6		6.8	Q2'21 & Q3'21
Tidal Wave 15-Pack SLB	Service Retail	13	41	$66.3		20.0	Q3'21
Imperial Reliance 2-Pack	Service Retail	2	1	$2.3		20.0	Q3'21
Aaron's 16-Pack	Traditional Retail	16	157	$14.4		6.0	Q3'21
Academy Sports	Traditional Retail	N/A	68	$3.1		2.0	Q3'21
2021: Total Closed		**56**	**883**	**$149.9**	**8.4%**	**12.7**	

Pipeline[5]	Property Type	Number of Properties	Square Feet	Purchase Price	Wgt. Avg. Cap Rate	Lease Term Remaining	Status
Tidal Wave 15-Pack	Service Retail	2	6	$12.1		20.0	Closed Q4'21
BJ's Wholesale Club	Traditional Retail	1	68	$8.4		7.3	Signed PSA
Dialysis 16-Pack	Service Retail	1	12	$1.7		4.6	Signed PSA
McCain Plaza	Traditional Retail	1	308	$31.3		4.1	Signed LOI
Heritage 6-Pack SLB	Service Retail	6	48	$11.8		20.0	Signed LOI
Fidelity Memorial 7-Pack SLB	Service Retail	7	66	$10.0		20.0	Signed LOI
Total Q4'21 Pipeline		**18**	**508**	**$75.3**	**8.4%**	**8.3**	
2021: Total Closed + Pipeline		**74**	**1,391**	**$225.2**	**8.4%**	**11.1**	

1) Closed transactions excludes a $2 million acquisition of a parcel adjacent to one of our multi-tenant assets.
2) Represents the contract purchase price and excludes acquisition costs which are capitalized per GAAP. The acquisition costs for acquisitions completed during the nine months ended September 30, 2021 were $3.8 million.
3) Weighted average based on square feet. See Definitions in the appendix for a full description.
4) Weighted average remaining lease term is based on square feet as of the respective acquisition date for closed transactions and estimated acquisition date for pipeline.
5) Includes pipeline as of October 31, 2021. PSAs are subject to conditions and LOIs are non-binding. There can be no assurance these pipeline acquisitions will be completed on their current terms, or at all.

American Finance Trust, Inc. 8

American Finance Trust
The Necessity Retail REIT*

ACQUISITION & STRATEGIC DISPOSITION PROGRAM

Continued portfolio enhancement through the acquisition of high-quality Service Retail properties with long-term net leases while selectively disposing properties

2017 Through Q3 2021 Transaction Summary

Metrics	Dispositions	Acquisitions
Number of Properties	104	586
Wgt. Avg. Remaining Lease Term[(1)]	5 Years	16 Years
Service Retail	21%	78%
Traditional Retail	1%	17%
Distribution	33%	5%
Office	45%	1%

Weighted-Average Lease Term Remaining[(1)]


Increasing
Lease Duration
5 Years
16 Years
2017 Through Q3 2021
Dispositions
2017 Through Q3 2021
Acquisitions

Tenants of Acquired Properties

DaVita Kidney Care · Exxon · Advance Auto Parts · Dollar General · Pizza Hut · Tractor Supply Co · Chevron · Fresenius Medical Care · FedEx Ground

Service Retail Acquisition Focus


Increasing
Service Retail
Concentration
22%
78%
Non-Service Retail
Service Retail

Note: Data reflects closed dispositions and acquisitions during the period from January 1, 2017 through September 30, 2021 excluding the multi-tenant properties acquired in the American Realty Capital Retail Centers of America, Inc. merger in February 2017 and two parcels adjacent to one of our multi-tenant assets in 2021. All data weighted by annualized straight-line rent as of September 30, 2021.

1) Weighted average lease term remaining based on disposition date for dispositions and acquisition date for acquisitions.

American Finance Trust, Inc. 9

American Finance Trust
The Necessity Retail REIT®

SINGLE-TENANT PORTFOLIO

Primarily Service Retail portfolio featuring long-term net leases and embedded rental income growth with primarily Investment Grade rated tenants

Portfolio Metrics	Q3 2021	Q3 2020
Real Estate Investments, at cost	$2.8 billion	$2.5 billion
Number of Properties	935	852
Total Square Feet (SF)	12.9 million	11.9 million
Annualized Straight-Line Rent (SLR)	$201 million	$190 million
Occupancy (%)	96.2%	99.2%
Weighted Average Remaining Lease Term	10.4 Years	10.6 Years
Investment Grade(2) (%)	58.2%	62.3%
Weighted Average Annual Rent Escalator	1.3%	1.3%

Tenant Industries *(% of Total Portfolio)*(1)

Retail	Service Retail	Gas/Convenience	10%	43%
		Healthcare	7%	
		Retail Banking	6%	
		Quick-Service Restaurant	6%	
		Grocery	4%	
		Auto Services	4%	
		Fast Casual	3%	
		Full-Service Restaurant	2%	
		Pharmacy	2%	
	Traditional Retail	Discount Retail	3%	9%
		Auto Retail	2%	
		Home Improvement	2%	
		Furniture	1%	
		Specialty Retail	1%	
		Other	< 1%	
Distribution				11%
Office				7%

Geographic Exposure



1) Based on annualized straight-line rent.
2) Based on annualized straight-line for the respective quarter end. For Q3 2021, ratings information as of September 30, 2021. AFIN's single-tenant portfolio tenants were 46% actual and 12% implied Investment Grade rated. For Q3 2020, ratings information as of September 30, 2020. AFIN's single-tenant portfolio tenants were 50% actual Investment Grade rated and 12% implied Investment Grade rated.

American Finance Trust, Inc. 10

82% 73% 68% 66% 57% 44% 44% 39% 28% AFIN BNL EPRT STOR NNN O NTST SRC ADC 70% 68% 58% 50% 24% 19% 17% n.a. n.a. NTST ADC AFIN O SRC NNN BNL EPRT STOR 25% 21% 16% 13% 10% 9% 5% 7% 4% AFIN STOR NNN O SRC VER 11 x Single - tenant portfolio mostly leased to actual or implied Investment Grade rated tenants, continues to support substantial Original Cash Rent collection (1) x 82% of single - tenant portfolio is leased to Service Retail properties that we believe to be Necessity - Based in nature and more resilient to e - commerce disruption x Single - tenant portfolio features minimal near - term lease expirations, with only 10% of leases expiring through 2025 Higher percentage of Investment Grade and service - oriented retail tenants as compared to peers Service Retail as % of Total Retail Exposure (4) (Single - Tenant) % Investment Grade Tenants (2) (3) (Single - Tenant) Source: Company filings. Note: Company metrics as of September 30, 2021. Peer metrics as of the last reporting period of June 30, 2021 unless otherwis e n oted. See definitions in the appendix for a full description. 1) Total rent collected during the period includes both Original Cash Rent due and payments made by tenants pursuant to rent def err al agreements. 2) Base on annualized straight - line rent. 3) AFIN’s single - tenant portfolio is comprised of 46 % actual Investment Grade rated and 12% implied Investment Grade rated tenants. Peers report tenants with actual Investment Grade ratings. Investment Grade rated percentage for National Retail Properties is as of December 31, 2020. STORE Capital and Essential Properties do not disclose tenant credit ratings. 4) Based on annual base rent for AFIN and peers and AFIN’s definition of Service Retail. % of Rent Expiring through 2025 (2) (Single - Tenant) ATTRACTIVE SINGLE - TENANT PORTFOLIO Single - Tenant Highlights American Finance Trust, Inc.

MULTI - TENANT PORTFOLIO Diversified multi - tenant base with substantial leasing momentum and upside Portfolio Metrics Q3 2021 Q3 2020 Real Estate Investments, at cost $1.4 billion $1.4 billion Number of Properties 33 33 Total Square Feet (SF) 7.2 million 7.2 million Annualized Straight Line Rent (SLR) $85 million $84 million Occupancy (%) 87.9% 85.9% Executed Occupancy (2) (%) 89.6% 86.2% Executed Occupancy Plus Leasing Pipeline (2) (%) 89.9% 87.7% Weighted Average Remaining Lease Term 4.7 Years 4.7 Years Weighted Average Annual Rent Escalator 1.0% 1.0% Tenant Industries (% of Total Portfolio) (1) Experiential / E - Commerce Defensive Discount Retail 3% 15% Entertainment 3% Full - Service Restaurant 2% Salon / Beauty 2% Grocery 2% Fast Casual 1% Healthcare 1% Other 1% Other Traditional Retail Specialty Retail 4% 15% Apparel Retail 3% Wireless / Electronics 2% Sporting Goods / Fitness 1% Department Store 1% Pet Supplies 1% Home Furnishing Retail 1% Other 2% Geographic Exposure 12 1) Based on annualized straight - line rent as of September 30, 2021. 2) Refer to slide 13 for additional information. American Finance Trust, Inc.

6,300 6,300 122 19 6,068 6,441 84.7% 87.9% 89.9% 75.0% 77.0% 79.0% 81.0% 83.0% 85.0% 87.0% 89.0% 5,850 5,950 6,050 6,150 6,250 6,350 6,450 6,550 Q4'20 Occupancy Q3'21 Occupancy Q3'21 Executed Occupancy + Leasing Pipeline Q3'21 Occupancy Q3'21 Executed Occupancy Q3'21 Leasing Pipeline Occupancy % 13 GROWING MULTI - TENANT LEASING ACTIVITY 1) Excludes a $2 million acquisition of a parcel adjacent to one of our multi - tenant assets. 2) Data as of November 1, 2021, excluding Q2’2021 Occupancy. See definitions in appendix for a full description. Leasing Pipeline (1) (SF and SLR in 000’s) SLR SF Leased % Leased Q3’21 Reported: $84,506 6,300 87.9% Executed Occupancy (2) : +$1,665 +122 89.6% Leasing Pipeline (2) : Fully Executed Leases & Executed LOIs +$466 +19 Total $86,637 6,441 89.9% 2021 Leased Square Feet Expected to Grow from 6,068k to 6,441k (Square feet in thousands) Q3’21 Executed Occupancy pipeline of 122,000 SF and a Leasing Pipeline of 19,000 SF that would collectively increase Q3’21 oc cup ancy by 2.0% and add $2.1 million of annualized straight - line rent, once tenants take delivery of space and if LOIs lead to definitiv e agreements Leasing Commentary x Since Q4’20, multi - tenant occupancy has increased from 84.7% to 87.9% while Executed Occupancy plus Leasing Pipeline has increas ed from 88.2% to 89.9% as AFIN’s two new dedicated asset managers continue to generate substantial leasing activity for AFIN’s well positioned mu lti - tenant assets x Year - to - date and including Executed Occupancy, AFIN completed 31 new leases, totaling over 303,000 SF and $3.4 million in annual base rent x Executed Occupancy pipeline of 15 new leases that total 122,000 square feet and add nearly $1.7 million of annualized straight - line rent once rent commences over time between Q4’21 and Q1’22 x Leasing Pipeline of 19,000 square feet that would increase multi - tenant Occupancy to 89.9% and nearly $0.5 million of new, annua lized straight - line rent over a weighted - average lease term of ten years if definitive agreements are reached and tenants take delivery of space American Finance Trust, Inc.

14 CASE STUDY: FOCUSED MULTI - TENANT GROWTH Substantial Increase in Multi - Tenant Leasing Activity Since Q4’20 In the fourth quarter of 2020, AFIN’s Advisor added two dedicated multi - tenant asset managers that have since contributed to increase occupied square footage by 232,000 SF (1) and built a Q3’21 Executed Occupancy and Leasing Pipeline of 141,000 SF 6,300 6,300 122 19 6,068 0.75 0.77 0.79 0.81 0.83 0.85 0.87 5,850 5,950 6,050 6,150 6,250 6,350 6,450 Q4'20 Q3'21 Forward Leasing Pipeline Q3'21 Q3'21 Executed Occupancy Q3'21 Leasing Pipeline Nearly 938,000 SF Renewed in 2021 (2) Notable Leasing Activity 3.8% 6.1% ($ in mm, SF in 000s) Anchor Space (3) Non - Anchor Space Total Number of Leases 28 58 +86 Square Feet 752,689 185,020 +937,709 Wtg . Avg. Renewal Term 5 Years 3 Years +5 Years Annual Base Rent $6.9 $3.7 +$10.7 Note: Leasing and Leasing Pipeline data as of November 1, 2021. 1) Includes 68,000 square feet of leased space adjacent to one of our multi - tenant assets acquired in Q3’21. 2) Refer to slide 13 for additional information. 3) Anchor leases are spaces with 10,000 or more square feet. 6,441 In the third quarter, AFIN completed 25 multi - tenant lease renewals with a weighted average new lease term of 5 years at pre - pandemic rent levels (1% discount to the old rental rate) Type: Renewal Term: 8 Years SF: 107,000 Type: Renewal Term: 5 Years SF: 25,000 Type: New Term: 10 Years SF: 25,000 American Finance Trust, Inc. □ According to data collected by SafeGraph , year - over - year U.S. retail, off - price and mass merchant foot traffic is up 27.8%, 23.9% and 17.7%, respectively x Foot traffic at TJ Maxx stores is up 17.9%, year - over - year x Foot traffic at Kohl’s stores is up 13.9%, year - over - year

6% 5% 5% 5% 4% 3% 3% 3% 2% 2% 61% 0% 20% 40% 60% Sanofi Truist Fresenius Medical Mountain Express Americold Stop & Shop Bob Evans Home Depot Dollar General IMTAA Remaining Tenants x 66 % of top 20 tenants (2) are actual or implied Investment Grade rated and are 66 % S ervice Retail or e - commerce defensive focused (2) 1% 2% 4% 4% 5% 12% 0% 1% 2% 1% 3% 63% 0% 10% 20% 30% 40% 50% 60% 70% 2021 2022 2023 2024 2025 Thereafter PORTFOLIO TENANT OVERVIEW 1) Ratings information is as of September 30, 2021. See Definitions in the appendix for a full description. 2) Weighted based on annualized straight - line rent as of September 30, 2021. See Definitions in the appendix for a full description. Top Ten Tenant Overview (1)(2) Remaining Tenants Moody’s/S&P Credit Rating: 15 A3 Portfolio Lease Expiration Schedule (1)(2) (Total Portfolio) x Single - tenant portfolio features minimal near - term lease expirations with 63% of total portfolio leases expiring after 2025 x AFIN’s multi - tenant portfolio features minimal, staggered, near - term lease expirations through 2025 Multi - Tenant Properties – 4.7 years weighted - average remaining lease term Single - Tenant Properties – 10.4 years weighted - average remaining lease term A1 Ba1* Baa3 Baa1* Ba1* A2 Ba3* Baa3 Baa2 *Represents Moody’s Implied Rating. American Finance Trust, Inc.

BACK TO PRE-PANDEMIC LEVELS

American Finance Trust
The Necessity Retail REIT®

Since the onset of the COVID-19 pandemic, AFIN has executed on its strategic initiatives, including lowering leverage, issuing $500 million of unsecured notes and greatly enhancing its portfolio with Service Retail tenants. However, management believes that these achievement have yet to materialize in the Company's common stock price, providing significant upside

($ in millions)		Q1'2020	Q3'2021	∆
Portfolio	Portfolio Original Cash Rent Collection[1]	99%	99%	*No change*
Portfolio	Square Footage *(millions)*	18.5	20.1	*+1.6*
Portfolio	Annualized Straight-Line Rent	$273.7	$285.4	*+$11.7*
Portfolio	Multi-Tenant Executed Occupancy Plus Leasing Pipeline	88.2%	89.9%	*+1.7%*
Financial	AFFO per Share[2][3]	$0.23	$0.30	*+$0.07*
Financial	Cash NOI[3]	$59.0	$75.7	*+$16.7*
Financial	Weighted Average Interest Rate	4.2%	3.6%	*−0.6%*
Financial	Weighted Average Debt Maturity	3.5 Years	5.0 Years	*+1.5 years*
Financial	Fixed Rate Debt Percentage	73.2%	89.7%	*+16.5%*
Trading	Stock Price[4]	$12.97	$8.04	*−$4.93*
Trading	Price to Annualized AFFO per Share[4]	14.1x	6.7x	*−7.4x*

AFIN's Portfolio and Financial Metrics Are Reaching and Exceeding Pre-Pandemic Levels, But AFIN's Stock Price Has Yet to Catch Up


Q1'20
Q3'21
99%
99%
Original Cash Rent Collection
$0.23
$0.30
AFFO per Share
$59.0
$75.7
Cash NOI
3.5 Years
5.0 Years
Weighted-Average Debt Maturity
Significant Upside Potential
$12.97
$8.04
Stock Performance(4)
14.1x
6.7x
Price / AFFO Per Share(4)

1) Original Cash rent collected includes both contractual rents and deferred rents paid during the period.
2) For Q3'21 Net Loss per Share was ($0.05) and for Q1'20, Net Loss per Share was ($0.08). For a detailed reconciliation of non-GAAP measures, refer to slides 27 and 28.
3) For Q3'21, includes $10.4 million of revenue recognized from of a one-time lease termination fee recorded in the third quarter of 2021 and received in the fourth quarter of 2021. Refer to slide 2 for additional information and slides 27 and 28 for a full description of accounting treatment and Non-GAAP reconciliations.
4) For Q1'2020, stock price based on the January 31, 2020 closing price. For Q3'2021, stock price based on the September 30, 2021 closing price.
5) For Q1'2020, calculated as the common stock closing price on January 31, 2020 of $12.97 divided by AFFO per share of $0.23 as of Q4'2019 multiplied by four. For Q3'2021, calculated as the common stock closing price on September 30, 2021 of $8.04 divided by AFFO per share of $0.30 as of Q3'2021 multiplied by four. Actual AFFO per share for full year periods may differ.

American Finance Trust, Inc. 16

Q3 2021 FINANCIAL HIGHLIGHTS

American Finance Trust
The Necessity Retail REIT®

Active management of capital structure by locking in long-term debt at historically low interest rates to support continued earnings and portfolio growth

Debt Capitalization (as of September 30, 2021)	**($mm)**
Single-Tenant Mortgages	$1,420
Multi-Tenant Mortgages	$210
Total Secured Debt	**$1,630**
Revolving Credit Facility	$186
Total Unsecured Debt	**$186**
Total Debt	**$1,816**
Weighted Average Interest Rate[(1)]	**3.6%**

Earnings Summary[(4)] *($ mm)*	**Q3'21**	**Q3'20**
Net loss Attributable to Common Stockholders	($6.4)	($7.1)
NOI[(2)]	$78.5	$64.3
Cash NOI[(2)]	$75.7	$54.9
Funds from Operations (FFO)[(2)]	$30.3	$25.6
Adjusted Funds from Operations (AFFO)[(2)]	$36.0	$25.5
Funds from Operations (FFO)[(2)] per Share	$0.25	$0.24
Adjusted Funds from Operations (AFFO)[(2)] per Share	$0.30	$0.23
Weighted Average Basic and Diluted Shares Outstanding	118.9	108.4

Key Capitalization Metrics	**($mm)**
Net Debt[(2)(3)]	$1,717
Gross Asset Value[(2)]	$4,419
Net Debt[(3)] / Adjusted EBITDA[(4)]	**6.8x**
Net Debt[(3)] / Gross Asset Value[(2)]	**38.9%**

Q3'21 Net Loss and AFFO and Common Stock Dividends *($mm)*



$36.0
$25.2
($6.4)
Net Loss
Common Stock Dividends
AFFO

Note: Metrics as of the end of and for the three months and year ended September 30, 2021. See Definitions in the appendix for a full description of capitalized terms.
1) Weighted average interest rate based on balance outstanding as of September 30, 2021.
2) See Definitions in the appendix for a full description.
3) Excludes the effect of deferred financing costs, net and mortgage premiums, net.
4) For Q3'21, includes $10.4 million of revenue recognized from of a one-time lease termination fee recorded in the third quarter of 2021 and received in the fourth quarter of 2021. Refer to slide 2 for additional information and slides 27 and 28 for a full description of accounting treatment and Non-GAAP reconciliations.

American Finance Trust, Inc. 17

18 AFIN’s best - in - class and necessity retail focused portfolio is supported by a strong, long - term and diligently constructed capital structure 90% of AFIN’s Debt Is Scheduled to Mature After 2024 (2) Balance Sheet Highlights Weighted Average Interest Rate and Debt Maturity (3) KEY CAPITALIZATION METRICS Key Debt Metrics (as of September 30, 2021) 5.0 Years 4.8 Years 4.5 Years 5.3 Years 5.0 Years 3.8% 3.8% 3.8% 3.7% 3.6% 0 1 2 3 4 5 3.1% 3.3% 3.5% 3.7% 3.9% 4.1% 4.3% 4.5% 4.7% Q3'2020 Q4'2020 Q1'2021 Q2'2021 Q3'2021 x In the beginning of the fourth quarter, AFIN completed an inaugural offering of $500 million senior unsecured notes and obtained a corporate credit rating of BB from S&P and BB+ from Fitch x Giving effect to the senior unsecured notes offering on quarter end metrics, AFIN would have no debt maturing through 2024 and its weighted average debt maturity would be extended to 5.7 years x Year over year, fixed rate debt as a percentage increased to 89.7% from 83.4 % as we opportunistically locked in interest rates at historically low levels Note: Metrics as of the end of and for the three months ended September 30 , 2021 unless otherwise indicated . 1) Refer to slide 4 for additional information. 2) Based on total debt outstanding as of September 30, 2021 and September 30, 2020. For purposes of the revolving credit facilit y, the chart uses debt outstanding under the facility at such date and not the total commitment. 3) Weighted based on the outstanding principal balance of debt for Q3’21 as of September 30, 2021 and for Q3’20 as of September 30, 2020. 4) The interest coverage ratio is calculated by dividing adjusted EBITDA by cash paid for interest (interest expense less amortizat ion of deferred financing costs, net, change in accrued interest and amortization of mortgage premiums on borrowings) for the quarter ended September 30, 2021 or the quarter ended September 30, 20 20. Adjusted EBITDA and cash paid for interest are Non - GAAP metrics. See appendix for Non - GAAP reconciliations. 5) Includes floating rate debt fixed by swaps. Metric Q3’2021 Q3’2020 Interest Coverage Ratio (4) 3.6x 2.9x Fixed Rate Debt (5) 89.7% 83.4% Weighted - Average Interest Rate (3) 3.6% 3.8% Weighted - Average Debt Maturity (3) 5.0 Years 5.0 Years Subsequent to quarter end, AFIN recasted its credit facility, extending the facility’s maturity to 2026 and paid off all amounts outstanding 0% 0% 10% 0% 90% 2021 2022 2023 2024 Thereafter Percent of Debt Maturing (Q3'21) American Finance Trust, Inc.

8.1x 7.7x 8.3x 7.4x 6.8x 5.5 6 6.5 7 7.5 8 8.5 Q3'2020 Q4'2020 Q1'2021 Q2'2021 Q3'2021 Net Debt to Adjusted EBITDA (1) MEANINGFUL REDUCTION IN LEVERAGE 19 Since management began to deploy its deleveraging initiative in Q2’21, Net Debt to Adjusted EBITDA has reduced meaningfully to 6.8x at the end of Q3’21 as management works towards achieving a diverse investment grade style balance sheet over time Deleveraging Underway - 1.5x Deleveraging Overview x Since the initiative began in Q2’21, Net Debt to Adjusted EBITDA has declined by 1.5x and by 1.3x from the same period a year ag o x Management believes that the initiative will strengthen and allow the company to diversify its capital structure, resulting i n a n investment grade style balance sheet over time. Managements plan to reduce Net Debt to Adjusted EBITDA include: ▪ Reducing outstanding debt amounts ▪ Funding acquisitions in all cash or at lower debt to equity ratios ▪ Increasing Adjusted EBITDA through external and internal growth factors such as property acquisitions and multi - tenant leasing a ctivity x In the fourth quarter, AFIN completed an inaugural offering of $500 million senior unsecured notes that were rated BB+ by S&P and Fitch ▪ The 7 - year notes have a coupon rate of 4.50% and was well received and oversubscribed, facilitating attractive pricing and an up size from $400 million to $500 million 1) For Q3’21, Includes $10.4 million of revenue recognized from of a one - time lease termination fee recorded in the third quarter o f 2021 and received in the fourth quarter of 2021. Refer to slide 2 for additional information and slides 27 and 28 for a full description of accounting treatment and Non - GA AP reconciliations. American Finance Trust, Inc.

American Finance Trust
The Necessity Retail REIT®

EXPERIENCED MANAGEMENT



Michael Weil
Chief Executive Officer, President and Chairman of the Board of Directors

- Founding partner of AR Global
- Previously served as Senior VP of sales and leasing for American Financial Realty Trust
- Served as president of the Board of Directors of the Real Estate Investment Securities Association (n/k/a ADISA)



Jason Doyle
Chief Financial Officer, Treasurer and Secretary

- Mr. Doyle previously served as chief accounting officer of Global Net Lease, Inc. ("GNL"). Prior to joining AR Global and GNL, Mr. Doyle held various financial and practice leadership roles, including Acting VP Finance at Markforged, Inc. Associate Controller, Head of Global Accounting Operations at Charles River Associates and VP Finance and Practice Director, Transportation at AST Corporation, a privately-held software and management consulting firm
- Mr. Doyle is also the chief financial officer, treasurer and secretary of Healthcare Trust, Inc. ("HTI")



Jason Slear
Executive Vice President of Real Estate Acquisitions and Dispositions

- Responsible for sourcing, negotiating, and closing AR Global's real estate acquisitions and dispositions
- Oversaw the acquisition of over $3.5 billion of real estate assets and the lease-up of over 10 million square feet during professional career



Boris Korotkin
Senior Vice President of Capital Markets and Corporate Strategy

- Responsible for leading all debt capital market transactions
- Former Executive Vice President of Transaction Structuring for American Financial Realty Trust



Ori Kravel
Senior Vice President of Corporate Development

- Responsible for corporate development and business strategy
- Executed over $12 billion of capital market transactions and over $25 billion of M&A transactions

American Finance Trust, Inc. 20

Confidential – Not for Distribution 21 21 Legal Notices

DISCLAIMERS

American Finance Trust
The Necessity Retail REIT®

This presentation includes estimated projections of future operating results. These projections were not prepared in accordance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. This information is not fact and should not be relied upon as being necessarily indicative of future results; the projections were prepared in good faith by management and are based on numerous assumptions that may prove to be wrong. Important factors that may affect actual results and cause the projections to not be achieved include, but are not limited to, risks and uncertainties relating to the company and other factors described in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2019, the Company's subsequent Quarterly Reports on Form 10-Q and in future filings with the SEC. The projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the estimates. Accordingly, there can be no assurance that the estimates will be realized. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 25, 2021 and the Company's subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Reports on Form 10-K filed with the SEC. These and other factors could cause results to differ materially from those expressed in these publications and reports.

This presentation contains estimates and information concerning the Company's industry and the Company's peer companies that are based on industry publications, reports and peer company public filings. The Company has not independently verified the accuracy of the data contained in these industry publications, reports and peer company public filings. These estimates and information involve a number of assumptions and limitations, and you are cautioned not to rely on or give undue weight to this information.

The majority of the concessions granted to the Company's tenants as a result of the COVID-19 pandemic are rent deferrals or temporary rent abatements with the original lease term unchanged and collection of deferred rent deemed probable. The Company's revenue recognition policy requires that it must be probable that the Company will collect virtually all of the lease payments due and does not provide for partial reserves, or the ability to assume partial recovery. In light of the COVID-19 pandemic, the FASB and SEC agreed that for leases where the total lease cash flows will remain substantially the same or less than those after the COVID-19 related effects, companies may choose to forgo the evaluation of the enforceable rights and obligations of the original lease contract as a practical expedient and account for rent concessions as if they were part of the enforceable rights and obligations of the parties under the existing lease contract. As a result, rental revenue used to calculate Net Income and NAREIT FFO has not been, and the Company does not expect it to be, significantly impacted by these types of deferrals. In addition, since the Company currently believes that these deferral amounts are collectable, they have been excluded from the increase in straight-line rent for AFFO purposes the amounts recognized under GAAP relating to these types of rent deferrals. Conversely, for abatements where contractual rent has been reduced, the reduction is reflected over the remaining lease term for accounting purposes but represents a permanent reduction and the Company has, accordingly, reduced its AFFO.

American Finance Trust, Inc. 22

FORWARD-LOOKING STATEMENTS

American Finance Trust
The Necessity Retail REIT®

Certain statements made in this presentation are "forward-looking statements" (as defined in Section 21E of the Exchange Act), which reflect the expectations of the Company regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, market and other expectations, objectives, and intentions, as well as any other statements that are not historical facts.

Our potential risks and uncertainties are presented in the section titled "Item 1A-Risk Factors" disclosed in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 25, 2021, and the Company's subsequent Quarterly Reports on Form 10-Q filed with the SEC. Forward-looking statements speak as of the date they and, we disclaim any obligation to update and revise statements contained in these materials to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. The following are some of the risks and uncertainties relating to us, although not all risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements:

- We may be unable to acquire properties on advantageous terms or our property acquisitions may not perform as we expect.
- We are subject to risks associated with a pandemic, epidemic or outbreak of a contagious disease, such as the ongoing global COVID-19 pandemic, including negative impacts on our tenants and their respective businesses.
- Provisions in our credit facility may limit our ability to pay dividends on our Class A common stock, Series A Preferred Stock and Series C Preferred Stock.
- If we are not able to generate sufficient cash from operations, we may have to reduce the amount of dividends we pay or identify other financing sources.
- Funding dividends from other sources such as borrowings, asset sales or equity issuances limits the amount we can use for property acquisitions, investments and other corporate purposes.
- Our operating results are affected by economic and regulatory changes that have an adverse impact on the real estate market in general.
- Inflation may have an adverse effect on our investments.
- In owning properties we may experience, among other things, unforeseen costs associated with complying with laws and regulations and other costs, potential difficulties selling properties and potential damages or losses resulting from climate change.
- We depend on tenants for our rental revenue and, accordingly, our rental revenue is dependent upon the success and economic viability of our tenants. If a tenant or lease guarantor declares bankruptcy or becomes insolvent, we may be unable to collect balances due under relevant leases.
- Our tenants may not be diversified including by industry type or geographic location.
- The performance of our retail portfolio is linked to the market for retail space generally and factors that may impact our retail tenants, such as the increasing use of the Internet by retailers and consumers.
- We depend on our Advisor and Property Manager to provide us with executive officers, key personnel and all services required for us to conduct our operations.
- All of our executive officers face conflicts of interest, such as conflicts created by the terms of our agreements with our Advisor and compensation payable thereunder, conflicts allocating investment opportunities to us, and conflicts in allocating their time and attention to our matters. Conflicts that arise may not be resolved in our favor and could result in actions that are adverse to us.
- We have long-term agreements with our Advisor and its affiliates that may be terminated only in limited circumstances.
- We have substantial indebtedness and may be unable to repay, refinance, restructure or extend our indebtedness as it becomes due. Increases in interest rates could increase the amount of our debt payments. We may incur additional indebtedness in the future.
- The stockholder rights plan adopted by our board of directors, our classified board and other aspects of our corporate structure and Maryland law may discourage a third party from acquiring us in a manner that might result in a premium price to our stockholders.
- Restrictions on share ownership contained in our charter may inhibit market activity in shares of our stock and restrict our business combination opportunities.
- We may fail to continue to qualify as a REIT.

American Finance Trust, Inc. 23

Confidential – Not for Distribution 24 24 Appendix

American Finance Trust, Inc. 25 DEFINITIONS AFFO : In calculating AFFO, we start with FFO, then we exclude certain income or expense items from AFFO that we consider to be more reflective of investing activities, such as non - cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our day to day operating business plan, such as amounts related to litigation arising out of the merger with American Realty Capital - Retail Centers of America, Inc . in February 2017 (the “Merger”) . These amounts include legal costs incurred as a result of the litigation, portions of which have been and may in the future be reimbursed under insurance policies maintained by us . Insurance reimbursements are deducted from AFFO in the period of reimbursement . We believe that excluding the litigation costs and subsequent insurance reimbursements related to litigation arising out of the Merger helps to provide a better understanding of the operating performance of our business . Other income and expense items also include early extinguishment of debt and unrealized gains and losses, which may not ultimately be realized, such as gains or losses on derivative instruments and gains and losses on investments . In addition, by excluding non - cash income and expense items such as amortization of above - market and below - market leases intangibles, amortization of deferred financing costs, straight - line rent, and share - based compensation related to restricted shares and the 2018 OPP from AFFO, we believe we provide useful information regarding those income and expense items which have a direct impact on our ongoing operating performance . By providing AFFO, we believe we are presenting useful information that can be used to, among other things, assess our performance without the impact of transactions or other items that are not related to of our portfolio of properties . AFFO presented by us may not be comparable to AFFO reported by other REITs that define AFFO differently . Please refer to our Form 10 - Q for further details on our calculation of AFFO . Annualized Straight - Line Rent : Straight - line rent which is annualized and calculated using most recent available lease terms as of the period end indicated . Cap Rate : Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight - lined rental income that the property will generate under its existing lease or leases during its first year of ownership . Capitalization rate is calculated by dividing the annualized straight - lined rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) by the purchase price of the property, excluding acquisition costs . Weighted average cap rates are based on square feet unless otherwise indicated . Cash Cap Rate : For acquisitions, cash cap rate is a rate of return on a real estate investment property based on the expected, annualized cash rental income during the first year of ownership that the property will generate under its existing lease or leases . For dispositions, cash cap rate is a rate of return based on the annualized cash rental income of the property to be sold . For acquisitions, cash cap rate is calculated by dividing this annualized cash rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) by the purchase price of the property, excluding acquisition costs . For dispositions, cash cap rate is calculated by dividing the annualized cash rental income by the contract sales price for the property, excluding acquisition costs . Weighted average cash cap rates are based on square feet unless otherwise indicated . Cash NOI : We define Cash NOI as NOI excluding amortization of above/below market lease intangibles and straight - line adjustments that are included in GAAP lease revenues . Cash Paid for Interest : Calculated based on the interest expense less non - cash portion of interest expense and amortization of mortgage (discount) premium, net . Management believes that Cash Paid for Interest provides useful information to investors to assess our overall solvency and financial flexibility . Cash Paid for Interest should not be considered as an alternative to interest expense as determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with and as a supplement to our financial information prepared in accordance with GAAP . Original Cash Rent : Represents total of all contractual rents on a cash basis due from tenants as stipulated in the originally executed lease agreements at inception or any lease amendments thereafter prior to a Deferral Agreement or rent credit . “Original Cash Rent” refers to contractual rents on a cash basis due from tenants as stipulated in their originally executed lease agreement at inception or as amended, prior to any rent deferral agreement . We calculate “Original Cash Rent collections” by comparing the total amount of rent collected during the period to the original Cash Rent due . Total rent collected during the period includes both original Cash Rent due and payments made by tenants pursuant to rent deferral agreements . Executed Occupancy : Includes Occupancy as defined below as of a particular date as well as all leases fully executed by both parties as of the same date where the tenant has yet to take possession as of such date . For Q 3 ’ 21 and as of November 1 , 2021 , there are 15 additional leases executed where rent commences over time between the fourth quarter of 2021 and the first quarter of 2022 totaling approximately 122 , 000 square feet . For Q 4 ’ 20 and as of January 31 , 2021 , there were four additional leases executed where rent commences over time between the first quarter of 2021 and the third quarter of 2021 totaling approximately 34 , 000 square feet . Experiential Retail : We define Experiential Retail as multi - tenant properties leased to tenants in the restaurant, discount retail, entertainment, salon/beauty, and grocery sectors, among others . We also refer to Experiential Retail as e - commerce defensive retail . FFO : We define FFO, a non - GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as restated in a White Paper and approved by the Board of Governors of NAREIT effective in December 2018 (the "White Paper") . The White Paper defines FFO as net income or loss computed in accordance with GAAP excluding depreciation and amortization related to real estate, gains and losses from sales of certain real estate assets, gain and losses from change in control and impairment write - downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity . Adjustments for unconsolidated partnerships and joint ventures are calculated to exclude the proportionate share of the non - controlling interest to arrive at FFO attributable to stockholders . Our FFO calculation complies with NAREIT's definition .

American Finance Trust, Inc. 26 DEFINITIONS (CONTINUED) GAAP : Accounting principles generally accepted in the United States of America . Gross Asset Value : Total gross asset value of $ 4 . 4 billion, comprised of total assets of $ 3 . 7 billion plus accumulated depreciation and amortization of $ 0 . 7 b illion as of September 30 , 2021 . Investment Grade : As used herein, investment grade includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade . Implied investment grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody’s analytical tool, which generates an implied rating by measuring a company’s probability of default . The term “parent" for these purposes includes any entity, including any governmental entity, owning more than 50 % of the voting stock in a tenant . Ratings information is as of September 30 , 2021 . Single - tenant portfolio tenants are 46 % actual investment grade rated and 12 % implied investment grade rated . See the Definition of Occupancy for a full description of events following the reporting period . Leasing Pipeline : Leasing pipeline for Q3’21 ( i ) all leases fully executed by both parties as of November 1, 2021, but after September 30, 2021 and (ii) all leases under ne got iation with an executed LOI by both parties as of November 1, 2021. This represents six LOIs totaling approximately 19,000 square feet. No lease terminations occ urr ed during this period. Leasing pipeline for Q4’20 includes ( i ) all leases fully executed by both parties as of January 31, 2021, but after December 31, 2020 and (ii) all leases under negotiation with an executed LO I b y both parties as of January 31, 2021. This represents six new leases totaling approximately 220,000 square feet, net of one lease termination for 5,000 square feet during this period. There can be no ass ura nce that LOIs will lead to definitive leases that will commence on their current terms, or at all. Leasing pipeline should not be considered an indication of future performance. Liquidity: As of September 30, 2021, the Company had $99.0 million in cash and cash equivalents, and $307.9 million available for future bo rrowings under the Company's credit facility. LOI: Means a non - binding letter of intent. Necessity - Based : AFIN definition of Necessity - Based includes properties leased to Service Retail and/or Experiential Retail tenants . Net Debt : For Q 3 ’ 2021 , represents total debt of $ 1 . 8 billion less cash and cash equivalents of $ 99 . 0 million as of September 30 , 2021 . For Q 2 ’ 2021 , represents total debt of $ 1 . 8 billion less cash and cash equivalents of $ 137 . 1 million as of June 30 , 2021 . For Q 1 ’ 2021 , represents total debt of $ 1 . 8 billion less cash and cash equivalents of $ 84 . 2 million as of March 31 , 2021 . For Q 4 ’ 2020 , represents total debt of $ 1 . 8 billion less cash and cash equivalents of $ 102 . 9 million as of December 31 , 2020 . For Q 3 ’ 2020 , represents total debt of $ 1 . 8 billion less cash and cash equivalents of $ 86 . 3 million as of September 30 , 2020 . Net Debt / Adjusted EBITDA : Represents ratio of net debt as of a particular date, to the Company’s calculation of its adjusted earnings before interest, tax, depreciation and amortization (“EBITDA”) multiplied by four for the three months ended on that date . NOI : Defined as a non - GAAP financial measure used by us to evaluate the operating performance of our real estate . NOI is equal to total revenues, excluding contingent purchase price consideration, less property operating and maintenance expense . NOI excludes all other items of expense and income included in the financial statements in calculating net (loss) . Occupancy : Represents percentage of square footage of which the tenant has taken possession of divided by the respective total rentable square feet as of the date or period end indicated . PSA : Means a definitive purchase and sale agreement . Remaining Lease Term : Represents the outstanding tenant lease term . Weighted based on annualized straight - line rent as of the date or period end indicated . Rent Escalators : Represents contractual increases of base rent . Contractual rent increases include fixed percent or actual increases, or CPI - indexed increases . Annual averages are weighted based on annualized straight - line rent as of September 30 , 2021 . Service Retail : AFIN’s definition of Service Retail includes single - tenant retail properties leased to tenants in the retail banking, restaurant, grocery, pharmacy, gas/convenience, fitness, healthcare, and auto services sectors . Traditional Retail : AFIN definition of Traditional Retail includes single - tenant retail properties leased to tenants in the discount retail, home improvement, furniture, specialty retail, auto retail, sporting goods sectors, wireless/electronics, department stores, and home improvement .

NON-GAAP RECONCILIATIONS

American Finance Trust
The Necessity Retail REIT®

Non-GAAP Measures *Amounts in thousands*		(Unaudited) Three Months Ended September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	March 31, 2020
EBITDA:							
Net income (loss)	$	(565)	(1,482)	(3,754)	(4,677)	(3,482)	(5,543)
Depreciation and amortization		32,762	32,428	32,319	32,730	34,951	34,335
Interest expense		19,232	20,361	19,334	19,689	20,871	19,106
EBITDA[1]	$	**51,429**	**51,307**	**47,899**	**47,742**	**52,340**	**47,898**
Impairment of real estate investments		4,554	91	—	1,408	—	
Acquisition, transaction and other costs[2]		3,426	136	42	241	1,507	452
Equity-based compensation[3]		4,149	5,283	4,347	3,343	3,235	3,211
Gain on sale of real estate investments		(478)	(11)	(286)	—	(2,178)	(1,440)
Other income		(18)	(20)	(24)	(20)	(871)	(72)
Gain (loss) on non-designated derivatives		—	—	—	9	—	—
Adjusted EBITDA[1]	$	**63,062**	**56,786**	**51,978**	**52,723**	**54,033**	**50,049**
Asset management fees to related party		9,880	7,922	7,321	7,088	6,918	6,905
General and administrative		5,589	3,540	6,449	4,179	3,312	5,328
NOI[1]	$	**78,531**	**68,248**	**65,748**	**63,990**	**64,263**	**62,282**
Amortization of market lease and other intangibles, net		(1,474)	(1,041)	(935)	(1,216)	(1,652)	(992)
Straight-line rent		(1,392)	(1,759)	(1,727)	(4,060)	(7,743)	(2,265)
Cash NOI[1]	$	**75,665**	**65,448**	**63,086**	**58,714**	**54,868**	**59,025**
Cash Paid for Interest:							
Interest expense	$	19,232	20,361	19,334	19,689	20,871	19,106
Amortization of deferred financing costs, net and change in accrued interest		(2,192)	(2,361)	(2,469)	(2,362)	(2,782)	(1,712)
Amortization of mortgage discounts and premiums on borrowings		328	323	321	456	1,110	506
Total cash paid for interest	$	**17,368**	**18,323**	**17,186**	**17,783**	**19,199**	**17,954**

1) For the three months ended September 30, 2021 includes income from a lease termination fee of $10.4 million, which is recorded in Revenue from tenants in the consolidated statements of operations.
2) For the three months ended December 31, 2020 includes litigation costs related to the Merger of $0.1 million. Litigation costs related to the Merger incurred in the three months ended September 30, 2021, June 30, 2021 and March 31, 2021 were not significant.
3) For the three months ended September 30, 2021, June 30, 2021, March 31, 2021 and December 31, 2020, includes equity-based compensation expense related to the Company's restricted common shares of $0.3 million, $0.4 million, $1.4 million and $0.4 million, respectively.

American Finance Trust, Inc. 27

NON-GAAP RECONCILIATIONS

American Finance Trust
The Necessity Retail REIT®

Non-GAAP Measures *Amounts in thousands, except per share data*		**(Unaudited) Three Months Ended** **September 30, 2021**	**December 31, 2020**	**September 30, 2020**	**March 31, 2020**	**December 31, 2019**
Funds from operations (FFO):						
Net income (loss) attributable to common stockholders (in accordance with GAAP)	$	(6,406)	(8,603)	(7,091)	(9,153)	(4,827)
Impairment of real estate investments		4,554	1,408	—	—	—
Depreciation and amortization		32,762	32,730	34,951	34,335	31,802
Gain on sale of real estate investments		(478)	—	(2,178)	(1,440)	(4,519)
Proportionate share of adjustments for non-controlling interest to arrive at FFO		(150)	(54)	(51)	(52)	(44)
FFO attributable to common stockholders[1]		**30,282**	**25,481**	**25,631**	**23,690**	**22,412**
Acquisition, transaction and other costs[2]		3,426	241	1,507	452	3,022
Legal fees and expenses – COVID-19 Lease Disputes[3]		44	11	—	—	—
Litigation cost reimbursement related to the Merger		—	—	16	(9)	(316)
Amortization of market lease and other intangibles, net		(1,474)	(1,216)	(1,652)	(992)	(1,307)
Straight-line rent		(1,392)	(4,060)	(7,743)	(2,265)	(2,847)
Straight-line rent (rent deferral agreements)[4]		(876)	358	2,209	—	—
Amortization of mortgage premiums on borrowings		(328)	(456)	(521)	(560)	(1,344)
Loss on non-designated derivatives		—	9	—	—	—
Equity-based compensation[5]		4,149	3,343	3,235	3,211	3,211
Amortization of deferred financing costs, net and change in accrued interest		2,192	2,362	2,782	1,712	2,394
Proportionate share of adjustments for non-controlling interest to arrive at AFFO		(18)	—	1	(2)	(5)
AFFO attributable to common stockholders[1]	$	**36,005**	**26,073**	**25,465**	**25,237**	**25,220**
Weighted-average common shares outstanding		**118,863**	**108,436**	**108,429**	**108,364**	**107,287**
Net income (loss) per share attributable to common stockholders — Basic and Diluted	$	(0.06)	(0.08)	(0.07)	(0.08)	(0.04)
FFO per common share	$	0.25	0.23	0.24	0.22	0.21
AFFO per common share	$	0.30	0.24	0.23	0.23	0.24
Dividends declared[5]	$	25,190	—	23,065	29,831	29,468

1) FFO and AFFO for the three months ended September 30, 2021 includes income from a lease termination fee of $10.4 million, which is recorded in Revenue from tenants in the consolidated statements of operations. While such termination payments occur infrequently, they represent cash income for accounting and tax purposes and as such management believes they should be included in both FFO and AFFO.
2) Primarily includes prepayment costs incurred in connection with early debt extinguishment as well as litigation costs related to the Merger.
3) Reflects legal costs incurred related to disputes with tenants due to store closures or other challenges resulting from COVID-19. The tenants involved in these disputes had not recently defaulted on their rent and, prior to the second and third quarters of 2020, had recently exhibited a pattern of regular payment. Based on the tenants involved in these matters, their history of rent payments, and the impact of the pandemic on current economic conditions, the Company views these costs as COVID-19-related and separable from its ordinary general and administrative expenses related to tenant defaults. The Company engaged counsel in connection with these issues separate and distinct from counsel the Company typically engages for tenant defaults. The amount reflects what the Company believes to be only those incremental legal costs above what the Company typically incurs for tenant-related dispute issues. The Company may continue to incur these COVID-19 related legal costs in the future.
4) Represents amounts related to deferred rent pursuant to lease negotiations which qualify for FASB relief for which rent was deferred but not reduced. These amounts are included in the straight-line rent receivable on the Company's consolidated balance sheet but are considered to be earned revenue attributed to the current period for which rent was deferred for purposes of AFFO as they are expected to be collected. Accordingly, when the deferred amounts are collected, the amounts reduce AFFO. For rent abatements (including those qualified for FASB relief), where contractual rent has been reduced, the reduction is reflected over the remaining lease term for accounting purposes but represents a permanent reduction and the Company has, accordingly reduced its AFFO.
5) Includes expense related to the amortization of the Company's restricted common shares and LTIP Units related to its multi-year outperformance agreements for all periods presented.
6) Represents dividends declared to common stockholders. In August, 2020, the Company's board of directors approved a change to the Company's dividend policy from a monthly basis to a paying dividends on a quarterly basis in arrears on the 15th day of each month following a fiscal quarter. As a result, no dividend was declared in the fourth quarter of 2020. This change affected the frequency of dividend payments only and did not impact the annualized dividend rate on Class A common stock of $0.85.

American Finance Trust, Inc. 28